EXHIBIT (1)(b)

Resolution   of  Board  of   Directors  of  Life  of  Virginia authorizing  the
establishment   of  additional   investment subdivisions of Separate Account 4,
investing in shares of the Asset Manager Portfolio of the Fidelity Variable Insurance Products Fund II and the Balanced Portfolio of the Advisers Management Trust.



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Resolution:  Separate Account 4

WHEREAS, The Executive Committee of the Board of Directors of The Life Insurance Company of Virginia ("Company"), pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account 4 ("Separate Account 4") on August 26, 1987; and

WHEREAS, Separate Account 4 was originally established with twenty investment subdivisions which invested in the shares of corresponding portfolios of Life of Virginia Series Fund, Inc., the American Life/Annuity Series, the Variable Insurance Products Fund and the Oppenheimer Variable Accounts Funds; and

WHEREAS, the elimination of the five investment subdivisions that invested in shares of the five portfolios of the American Life/ Annuity Series was authorized by resolutions adopted by the Board of Directors of the Company on May 25, 1989; and

WHEREAS, The Company wishes to establish two additional investment subdivisions of Separate Account 4 which will invest in shares of the Asset Manager Portfolio of Fidelity's Variable Insurance Products Fund II and the Balanced Portfolio of Neuberger and
Berman's Advisers Management Trust,

NOW, THEREFORE, BE IT RESOLVED, That, the Executive Committee of the Board of Directors of the Company does hereby establish and create the following additional investment subdivisions of Separate Account 4 which will invest in shares of the mutual fund portfolios set forth below:

    INVESTMENT SUBDIVISIONS                             TO BE INVESTED IN

                                                   Fidelity Variable Insurance
                                                   Products Fund II:

    FID Asset Manager                              -Asset Manager Portfolio

                                                   Neuberger and Berman's
                                                   Advisers Management Trust:

    N & B Balanced                                 -Balanced Portfolio

FURTHER RESOLVED, That the President, any Senior Vice President, or any Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made, and the Executive Committee hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President, any Senior Vice President, or any Vice President, and each of them, with full power to act


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without the others, are hereby severally  authorized to execute and deliver such other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

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The undersigned hereby certifies that she is the Assistant Secretary of The Life
Insurance Company of Virginia, a corporation organized and existing under the laws of the Commonwealth of Virginia; that the foregoing is a true and exact copy of a resolution adopted by the Executive Committee at a meeting held on the 5th day of September, 1989; that passage of this resolution was in all respects legal; and that the resolution remains in full force and effect as of this 7th day of September, 1989.







                                                            Margaret M. Parker
                                                            -------------------
                                                            Margaret M. Parker
                                                            Assistant Secretary